As filed with the Securities and Exchange Commission on September 3, 1997
                                                   Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                          GLASGAL COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                               94-2914253
(State or other jurisdiction of                  (I.R.S. Employer
Incorporation or organization)                Identification Number)

                                20C Commerce Way
                            Totowa, New Jersey 07512
                                 (201) 890-4800
                      ------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          principal executive offices)

                                  Isaac J. Gaon
                             Chief Executive Officer
                          Glasgal Communications, Inc.
                                20C Commerce Way
                            Totowa, New Jersey 07512
                                 (201) 890-4800
                                 --------------
      (Name, address and telephone number of agent for service of process)

                      ------------------------------------

                                   Copies to:

                            Robert H. Friedman, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                      ------------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


CALCULATION OF REGISTRATION FEE
==================================================================================================================================
                                                                    Proposed
                                                                     Maximum          Proposed
                                                   Amount to        Offering           Maximum
Title of Each Class of                                 be             Price           Aggregate         Amount of Registration
Securities to be Registered                        Registered       Per Share      Offering Price                Fee
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                      1,763,236            $5.53(1)         $9,750,695               $2,954.76
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable            297,648(2)           $5.53(1)         $1,645,993                 $498.79
upon conversion of notes
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, issuable            700,000(3)           $5.25(3)         $3,675,000               $1,113.64
upon exercise of warrants
----------------------------------------------------------------------------------------------------------------------------------
   Total...........................................................................................               $4,567.19
==================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon $5.53, the per share average of high and low sales prices of the Common Stock on the Nasdaq SmallCap Market on August 29, 1997.

(2) Pursuant to Rule 416, there are also registered hereby (i) an indeterminate number of shares of Common Stock issuable upon conversion of the Registrant's convertible notes resulting from the fluctuating conversion rate of such notes that is determined based upon the market price of the Company's publicly-traded Common Stock as of the date of the applicable conversion thereof, and (ii) an indeterminate number of shares of Common Stock that may become issuable by reason of anti-dilution provisions of these notes.

(3) Represents 700,000 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $5.25 per share. Pursuant to Rule 416, there are also registered hereby an indeterminate number of shares of Common Stock that may become issuable by reason of anti-dilution provisions of these warrants.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS
                          GLASGAL COMMUNICATIONS, INC.

                        2,760,884 SHARES OF COMMON STOCK

     This Prospectus relates to the reoffer and resale by certain selling stockholders (the "Selling Stockholders") of shares (the "Shares") of the Common Stock, $.001 par value (the "Common Stock"), of Glasgal Communications, Inc., a Delaware corporation (the "Company") comprised as follows: (i) 1,763,236 shares of Common Stock were previously issued by the Company to the Selling Stockholders, (ii) 700,000 shares of Common Stock which will be issued by the Company to the Selling Stockholders upon the exercise of certain warrants to purchase Common Stock, and (iii) 297,648 shares of Common Stock which will be issued by the Company to the Selling Stockholders upon the exercise of certain convertible notes dated February 18, 1997 (the "Notes"). This Prospectus also relates, pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), to the offer and resale by certain Selling Stockholders of (i) an indeterminate number of shares of Common Stock that may become issuable by reason of the anti-dilution provisions of the aforementioned warrants and Notes and (ii) an indeterminate number of shares of Common Stock issuable upon conversion of the Notes resulting from the fluctuating conversion rate of the Notes that is determined based upon the market price of the Company's publicly-traded Common Stock as of the date of the applicable conversion thereof.

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders or upon conversion of the Notes, but will receive amounts upon the exercise of the warrants which amounts will be used for working capital and other corporate purposes. The Company has agreed to bear certain expenses (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders. See "Use of Proceeds."

     The Selling Stockholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer acquiring the Shares from the Selling Stockholders may sell such securities in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of such methods. See "Plan of Distribution."

     The Company's Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol ("GLAS"). On August 29, 1997, the closing bid price for the Common Stock on Nasdaq was $5.44.


--------------------------------------------------------------------------------
             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
           A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY INVESTORS
               WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.
                      SEE "RISK FACTORS" AT PAGE 4 HEREOF.
--------------------------------------------------------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


  CERTAIN MATTERS DISCUSSED IN THIS REGISTRATION STATEMENT ARE FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL
               RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED.



                    THE DATE OF THIS PROSPECTUS IS [ ], 1997

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates in this Prospectus by reference the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 which has been filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  registration of its Common Stock under
Section 12(b) of the Exchange Act filed with the Securities and Exchange Commission on May 2, 1996, is incorporated by reference into this Prospectus and shall be deemed to be a part hereof.

         Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to the Company, 20C Commerce Way, Totowa, New Jersey 07004, Attention: James M. Caci, telephone number (201) 890-4800.

                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN, AND AFFECTING THE BUSINESS OF, THE COMPANY BEFORE MAKING AN INVESTMENT DECISION.

         WORKING CAPITAL DEFICIENCIES; HISTORY OF LOSSES. The Company has a history of limited working capital and has had working capital deficiencies of $585,000, $7,664,000 and $2,957,000 for the fiscal years ended April 30, 1995,
1996 and 1997, respectively. In addition, the Company has incurred net losses of $2,393,000, $13,418,000 and $4,960,000 for the fiscal years ended April 30,
1995, 1996, and 1997, respectively.

         There can be no assurance that the Company will generate sufficient revenues to meet expenses or to operate profitably in the future. If the Company is unable to generate sufficient cash flow from its operations it would have to seek additional borrowings, effect debt or equity offerings or otherwise raise capital. There can be no assurance that any such financing will be available to the Company, or if available, that the terms will be acceptable to the Company. In addition, the ability to raise other capital might be restricted by financial covenants contained in currently existing borrowing agreements.

         POSSIBLE NEED FOR ADDITIONAL FINANCING. As of April 30, 1997 the Company had cash and cash equivalents of $1,135,000. The Company anticipates, based on currently proposed plans and assumptions relating to its operations that its existing capital resources will be sufficient to satisfy its anticipated cash requirements for at least 12 months. In the event that the Company's plans change, its assumptions change or prove to be inaccurate, the Company will be required to seek additional financing to finance its working capital requirements. There can be no assurance that any additional financing, if required, will be available to the Company on acceptable terms, if at all. The Company does not currently have availability under its line of credit. Any inability by the Company to obtain additional financing, if required, will have a material adverse effect on the operations of the Company.

         SUBSTANTIAL INDEBTEDNESS. As of April 30, 1997, the Company had outstanding on a consolidated basis approximately $17,526,000 of indebtedness. The level of the Company's indebtedness could have important consequences to its future prospects, including the following: (i) limiting the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (ii) requiring that a substantial portion of the Company's cash flow from operations, if any, be dedicated to the payment of principal of and interest on its indebtedness and other obligations; (iii) limiting its flexibility in planning for, or reacting to changes in, its business; (iv) the Company will be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (v) increasing its vulnerability in the event of a downturn in its business.

         DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key personnel. In particular, the loss of the services of Isaac Gaon, Chief Executive Officer, Robert Gadd, Vice President, or Christopher Carey, President and Chief Executive Officer of Datatec Industries Inc. ("Datatec"), could have a material adverse effect on the operations of the Company. The Company has employment agreements with Messrs. Gaon, Gadd and Carey which each expire on October 31, 1999. Each of these employment agreements may be terminated by the Company for cause or by the employee for good reason. The Company's future success and growth also depends on its ability to continue to attract, motivate and retain highly qualified employees, including those with the technical expertise necessary to operate the business of the Company. There can be no assurance that the Company will be able to attract, motivate and retain such persons.

         COMPETITION. The Company competes with other companies involved in the design, installation, integration, deployment and servicing of local and wide area networks. These competitors include local and national systems integrators some of which are substantially larger and have significantly greater resources than the Company. These markets are highly competitive and there can be no assurance that the Company will be able to compete successfully in the future.

         CONTROL BY PRINCIPAL STOCKHOLDERS. Ralph Glasgal, the Chairman of the Board and President of the Company, through his beneficial ownership and through a voting agreement with Direct Connect International Inc. ("DCI") has the power to vote approximately 20.7% of the Common Stock. DCI has pledged approximately 300,000 of the shares of Common Stock it owns in the Company as collateral for various obligations. If the pledgee were to become the owner of such shares, Mr. Glasgal would no longer have the power to vote such shares. In addition, Mr. Carey, President and Chief Executive Officer of Datatec has the power to vote approximately 17% of the Common Stock.

         EXTENDED LEAD TIMES FOR REALIZATION OF REVENUE. Due to the nature and size of orders that the Company is now pursuing there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. Consequently, significantly more resources are required to manage this process. As such, there is likely to be substantial fluctuations in sales volume on a month-to-month and quarter-to-quarter basis. The pursuit of this type of business increases the Company's risk of failure, especially given its present level of working capital. As a result, if the Company experiences lower than expected sales volume for an extended period of time, there will be a material adverse effect on the Company.

         VOLATILITY OF THE COMPANY'S COMMON STOCK PRICES. The market price of the Company's Common Stock has experienced significant volatility, with per share closing bid prices ranging from a low of $2.75 to a high of $11.63 over the period from May 1, 1996 to July 31, 1997. Announcements of technological innovations for new commercial products of the Company or its competitors, developments concerning propriety rights or governmental regulation or general conditions in the market for the Company's services may have a significant effect on the Company's business and on the market price of the Company's securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of the Company's securities.

         SHARES ELIGIBLE FOR FUTURE SALE. The sale, or availability for sale, of substantial amounts of Common Stock in the public market pursuant to Rule 144 or otherwise could adversely affect the market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

         The shares of Common Stock issuable upon exercise of the warrants or conversion of the Notes or the Common Stock registered in the Registration Statement of which this Prospectus is part will be freely tradeable without restriction under the Securities Act upon resale by the Selling Stockholders. The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

         NO CASH DIVIDENDS. The Company has not paid cash dividends on its Common Stock since its inception, other than certain distributions made to stockholders in amounts sufficient to reimburse the Company's stockholders for income tax liabilities arising from the Company's former status as an "S" corporation. The Company currently intends to retain earnings, if any, for use in the business and does not anticipate paying any dividends to its stockholders in the foreseeable future.

         RIGHTS OF COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Certificate of Incorporation of the Company authorizes the issuance of a maximum of 4,000,000 shares of preferred stock, par value $.001 per share. There are no shares of preferred shares currently issued and outstanding, however, if shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by the Company's Board of Directors without approval by the holders of the Common Stock of the Company. Such terms could include, among others, preferences as to dividends and distributions on liquidation as well as separate class voting rights. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

         CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS. The future issuance of preferred stock by the Company could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company does not have any present plans to issue any shares of preferred stock.

         ACQUISITIONS. It is currently anticipated that a portion of the Company's future growth will result from acquisitions of other similar or complementary businesses. In October 1994, the Company consummated the acquisition of Signatel, Ltd. ("Signatel"). On April 24, 1996, the Company acquired 80% of the issued and outstanding capital stock of Computer-Aided Software Integration, Inc. ("CASI"), a provider of software tools and services to systems integrators and independent software vendors. On July 31, 1996, the Company acquired 100% of the issued and outstanding capital stock of HH Communications, Inc. ("HH"), which resells computer networking equipment and provides value-added services in connection with such equipment. On October 31, 1996, the Company acquired approximately 98.5% of the issued and outstanding capital stock of Datatec, a network integrator. The Company acquired the remaining 1.5% of the outstanding capital stock of Datatec pursuant to a Stock Purchase Agreement dated August 27, 1997. The Company has no other current plan or agreement to acquire any other business. There can be no assurance that any other transaction will be consummated or that they will result in increased levels of profit for the Company. In addition, there can be no assurance that the Company will be able to integrate or manage successfully other acquired businesses.

                                   THE COMPANY

         As used in this Prospectus, the term "Company" refers collectively to Glasgal Communications, Inc., a Delaware corporation and its subsidiaries (i) Signatel, a wholly owned subsidiary of the Company, (ii) CASI, a subsidiary of which the Company owns 80% of the issued and outstanding shares, (iii) HH, a wholly owned subsidiary of the Company, and (iv) Datatec, a wholly owned subsidiary of the Company.

         The Company is in the business of providing software enabled configuration, integration and implementation networking services to Fortune 2,000 customers in the United States and Canada. The Company provides networking services to end users and hardware/software manufacturers alike through its twenty (20) branch offices and four (4) configuration centers in North America. The Company's objective is to become one of the leading open systems integrators providing complete enterprise networking solutions to national and international organizations.

         Over the past four years the Company has been reducing its dependence on hardware distribution as a result of the continuous margin erosion and the high working capital needs of this business. In June 1997, management of the Company, with the consent of the Board of Directors, agreed to discontinue its business as a distributer of data communications equipment in order to concentrate the Company's efforts on integration, configuration and deployment services.

         Through the utilization of a suite of software tools called the "Integrators Workbench Product Series"(TM) (IWPS) which was developed by CASI, many labor intensive software configuration, integration and migration services provided by the Company are being automated.

         The Company's marketing efforts are focused on customers requiring more complex solutions from a technical, geographic dispersion and/or time sensitive deployment point of view. Fast and efficient technical deployment has become a critical requirement for large enterprises and organizations with multiple site locations across North America, and is a significant growth inhibitor for technology manufacturers and software development companies. The Company believes that this sector of the information technology industry has been neglected and offers a significant business opportunity.

         Management has identified vertical end user markets that it believes are ideally suited to benefit from its services and competitive advantages including the retailing, financial services, insurance, health care, transportation, entertainment, and hospitality industries. The Company provided its services to the following businesses, among others, in the fiscal year ended April

30, 1997: Lowe's Companies, Inc., Federated Department Stores, Toys "R" Us, Inc., Starbucks Coffee Company, Ross Stores, Inc., Bell Atlantic Networks Integration, Blockbuster Entertainment Corporation, Merrill Lynch, Coca-Cola (Canada), and TransCanada Pipelines.

         The Company's executive offices are located at 20C Commerce Way, Totowa, New Jersey 07512. The telephone number of the Company is (201) 890-4800.

                                 USE OF PROCEEDS

         No net proceeds will be realized by the Company from the offer and resale of the Shares offered hereby by the Selling Stockholders or upon conversion of the Notes. The Company will receive a total of approximately $3,675,000 in the event that all shares of Common Stock offered hereby that are issuable upon the exercise of warrants have been issued, upon such exercise by certain Selling Stockholders. Such proceeds will be used by the Company for working capital and other corporate purposes.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of August 29, 1997, (ii) the number of Shares of Common Stock to be offered for resale by each Selling Stockholder and (iii) the number and percentage of shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the offering. Except as set forth below, none of the Selling Stockholders has had a material relationship with the Company during the past three years.

                                          No. of Shares of
                                            Common Stock
                                         Beneficially Owned     No. of Shares        Shares Beneficially Owned
       Name                              at August 29, 1997        Offered              After Offering (1)
------------------                     ----------------------   -------------        -------------------------

Frank Brosens.........................      618,749 (2)           618,082 (2)              667            *

Tinicum Investors.....................      617,082 (3)           617,082 (3)                0            *

Christopher J. Carey(4)...............    3,612,036 (5)           187,953            3,424,083          14.4%

Mary Carey............................      118,518                 6,311              112,207            *

Amy Carey GRAT........................       96,296                 5,139               91,157            *

Christopher Carey GRAT................       96,296                 5,139               91,157            *

Raymond Koch..........................      118,518                 6,311              112,207            *

Ronald Frey...........................       29,631                 1,578               28,053            *

Graeme Howard.........................       13,457                   789               12,668            *

Plan C, LLC(6)........................       45,000                15,000               30,000            *

Francis Frazel........................      345,000                95,000              250,000           1.1%

Steven Grubner........................      345,000                95,000              250,000           1.1%

Mark Herzog...........................      345,000                95,000              250,000           1.1%

George Terlizzi.......................      300,000                50,000              250,000           1.1%

Joseph Scuderi........................       25,000                25,000                    0            *

Anthony Macagna.......................       20,000                20,000                    0            *

Tonar Industries, Inc.................       12,500                12,500                    0            *

Ralph Glasgal (7).....................    4,906,387(8)            160,000            4,746,387          20.0%

Direct Connect International
Inc. (9)..............................      917,306               480,000              437,306          2.1%

Simone Group International Inc........       25,000                25,000                    0            *

Eric Chauvet..........................       50,000                50,000                    0            *

481 Broadway, Inc.....................       10,000                10,000                    0            *

Oracle Management Limited.............      125,000               125,000                    0            *

George Koo............................        5,000                 5,000                    0            *

Mason Carter..........................       50,100                50,000                  100            *

-------------------
    * Less than 1%.

(1) Assumes that all Common Stock offered by the Selling Stockholders is sold.

(2) Includes (i) 350,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock of the Company granted to Mr. Brosens by the Company which are currently exercisable at an exercise price of $5.25 per share, and (ii) 148,824 shares of Common Stock that would be issuable to Mr. Brosens upon conversion of a note in the principal amount of $600,000 held by Mr. Brosens. The number of shares issuable to Mr. Brosens upon the conversion of such note is an approximation which is based on the hypothetical conversion of such note on August 29, 1997. The actual number of shares of Common Stock that would be issuable to Mr. Brosens upon conversion of such note and available for resale hereunder is determined by a conversion formula which is based, in part, on the market price of the Common Stock determined as of the date of conversion and, therefore, can not be determined on the date hereof.

(3) Includes (i) 350,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock of the Company granted to Tinicum by the Company which are currently exercisable at an exercise price of $5.25 per share, and (ii) 148,824 shares of Common Stock that would be issuable to Tinicum upon conversion of a note in the principal amount of $600,000 held by Tinicum. The number of shares issuable to Tinicum upon the conversion of such note is an approximation which is based on the hypothetical conversion of such note on August 29, 1997. The actual number of shares of Common Stock that would be issuable to Tinicum upon conversion of such note and available for resale hereunder is determined by a conversion formula which is based, in part, on the market price of the Common Stock determined as of the date of conversion and, therefore, can not be determined on the date hereof.

(4) Christopher Carey is the President and Chief Executive Officer of the Company's subsidiary, Datatec Industries, Inc. and is a director of the Company.

(5) Includes (i) 96,296 shares held by the Amy Carey GRAT, a trust formed for the benefit of Mr. Carey's daughter, (ii) 96,296 shares held by the Christopher Carey GRAT, a trust formed for the benefit of Mr. Carey's son, and (iii) 118,518 shares held by Mr. Carey's wife.

(6) Plan C, LLC is owned by Christopher Carey and his wife. Mr. Carey is an executive officer and a director of the Company.

(7) Ralph Glasgal is the President and Chairman of the Board of the Company.

(8) Includes (i) 146,752 shares held by Mr. Glasgal's wife and (ii) 917,306 shares of Common Stock owned by Direct Connect International, Inc. which Ralph Glasgal has the right to vote pursuant to a voting agreement.

(9) Joseph Salvani, a director of the Company, is also Chairman of the Board of Direct Connect International, Inc.

         There is no assurance that the Selling Stockholders which hold convertible Notes or warrants to purchase Common Stock from the Company will convert such Notes or exercise such warrants or that such Selling Stockholder or any other Selling Stockholder will otherwise opt to sell any of the Shares offered hereby. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, other additional shares of Common Stock beneficially owned by such Selling Stockholders, the public offering price of the Shares to be sold, the names of any agent, dealer or underwriter employed by such Selling Stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

         The Shares covered by this Prospectus may be sold from time to time so long as this Prospectus remains in effect; provided, however, that the Selling Stockholders are first required to contact the Company's Corporate Secretary to confirm that this Prospectus is in effect. The Company intends to distribute to each Selling Stockholder a letter setting forth the procedures whereby such Selling Stockholder may use the Prospectus to sell the shares and under what conditions the Prospectus may not be used. The Selling Stockholders expect to sell the Shares at prices then attainable, less ordinary brokers' commissions and dealers' discounts as applicable.

         The Selling Stockholders and any broker or dealer to or through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act with respect to the Common Stock offered hereby, and any profits realized by the Selling Stockholders or such brokers or dealers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholders are not expected to exceed normal selling expenses for sales over-the-counter or otherwise, as the case may be. The registration of the Shares under the Securities Act shall not be deemed an admission by the Selling Stockholders or the Company that the Selling Stockholders are underwriters for purposes of the Securities Act of any Shares offered under this Prospectus.

                                 TRANSFER AGENT

         The transfer agent, warrant agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         This Prospectus covers 2,760,884 shares of the Company's Common Stock. All of the Shares offered hereby are being sold by the Selling Stockholders. The securities covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. The Company will realize no proceeds from the sale of the Shares or conversion of the Notes by the Selling Stockholders, but will receive amounts upon exercise of warrants, which amounts will be used for working capital and general corporate purposes.

         The distribution of the Shares by the Selling Stockholders is not subject to any underwriting agreement. The Selling Stockholders may sell the Shares offered hereby from time to time in transactions on one or more exchanges, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.

         From time to time the Selling Stockholders may pledge their Shares pursuant to the margin provisions of customer agreements with their respective brokers. Upon a default by the Selling Stockholders, such brokers may offer and sell the pledged Shares.

         Such transactions may be effected by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of the customary commissions). The Selling
Stockholders and any broker-dealers that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders will pay any transaction costs associated with effecting any sales that occur.

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market-making activities with respect to the Company's Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-6, 10b-6A and 10b-7, which provisions may limit the timing of the purchases and sales of shares of Common Stock by the Selling Stockholders.

         The Selling Stockholders are not restricted as to the price or prices at which it may sell their Shares. Sales of such Shares may have an adverse effect on the market price of the Common Stock. Moreover, the Selling Stockholders are not restricted as to the number of Shares that may be sold at any time, and it is possible that a significant number of Shares could be sold at the same time which may also have an adverse effect on the market price of the Company's Common Stock.

         The Company has agreed to pay all fees and expenses incident to the registration of the Shares, except selling commissions and fees and expenses of counsel or any other professionals or other advisors, if any, to the Selling Stockholders.

         This Prospectus also may be used, with the Company's consent, by donees or other transferees of the Selling Stockholders, or by other persons acquiring the Common Stock under circumstances requiring or making desirable the use of this Prospectus for the offer and sale of such shares.

                                  LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Robert Frome and Robert Friedman, members of Olshan Grundman Frome & Rosenzweig LLP, hold shares of Common Stock. Mr. Friedman is also a director of the Company and holds options to purchase additional shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company incorporated by reference in this prospectus and elsewhere in this Registration Statement as of April 30, 1995, 1996 and 1997 included in the Company's Form 10-K for the fiscal year ended April 30, 1997 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         To the extent that a firm of independent public accountants audits and reports on the financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their report and said authority.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 upon payment of the fees prescribed by the Commission. In addition, reports, proxy statements and other information concerning the Company (symbol: GLAS) can be inspected and copied at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company is listed. Such material may also be accessed electronically by means of the Commission's home page on the internet at http//www.sec.gov.

         The Company has also filed with the Commission a Form S-3 Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

No dealer, salesman or any other person is authorized to give any information or to make any representations in connection with this offering not contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Securities offered by this Prospectus or an offer by any person in any jurisdiction where such an offer or solicitation is not authorized or is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to its date.




                                TABLE OF CONTENTS

                                                                   PAGE


Incorporation of Certain Documents
  By Reference.........................................               3
Risk Factors...........................................               4
The Company............................................               8
Use of Proceeds........................................               9
Selling Stockholders...................................              10
Transfer Agent.........................................              12
Plan of Distribution...................................              12
Legal Matters..........................................              13
Experts................................................              14
Available Information..................................              14


                          GLASGAL COMMUNICATIONS, INC.


                        2,760,884 SHARES OF COMMON STOCK

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by the Company in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.

SEC registration fee..................................          $ 4,567.19
Nasdaq listing expenses...............................            2,000.00
Legal fees and expenses (including Blue
Sky)..................................................           10,000.00
Accounting Fees and Expenses..........................            2,000.00
Miscellaneous.........................................            1,432.80
                                                               -----------
         Total........................................         $ 20,000.00
                                                               ===========

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article 6 of the Company's By-laws authorize indemnification of directors and officers as follows:

         The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as that Section may be amended and supplemented from time to time, indemnify any director, officer or trustee which it shall have power to indemnify under the Section against any expenses, liabilities or other matters referred to in or covered by that Section. The indemnification provided for in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote on stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) shall continue as to a person who has ceased to be a director, officer or trustee and (iii) shall inure to the benefit of the heirs, executors and administrators of such a person. The corporation's obligation to provide indemnification under this Article shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the corporation or any other person.

         Expenses incurred by a director of the Corporation in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the Corporation (or was serving at the Corporation's request as a director or officer of another corporation) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by relevant sections of the General Corporation Law of Delaware.

         To assure indemnification under this Article of all such persons who are determined by the corporation or otherwise to be or to have been "fiduciaries" of any employee benefit plan of the corporation which may exist from time to time, such Section 145 shall, for the purposes of this Article, be interpreted as follows: an "other enterprise" shall be deemed to include such an employee benefit plan, including, without limitation, any plan of the corporation which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Section 145 of the Delaware General Corporation Law provides as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  (b) A  corporation  may  indemnify  any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (3) by the stockholders.

                  (e) Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
         corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participant and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Company maintains a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburses the Company for such loss for which the Company has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which relate to the offering hereunder.

         The Company has entered into indemnity agreements with each officer and director of the Company. The contracts provide for indemnification of such persons against expenses, liabilities and losses.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits:

EXHIBIT NO.
*4                  Specimen Certificate of the Company's Common Stock.
 5                  Opinion  of  Olshan  Grundman  Frome &  Rosenzweig  LLP with respect to legality of the Common Stock.
23.1                Consent of Olshan Grundman Frome & Rosenzweig LLP,  included in Exhibit No. 5.
23.2                Consent  of  Arthur   Andersen   LLP,   independent   public
                    accountants.
24.1                Power of Attorney,  included on the  signature  page to this
                    Registration Statement.

---------------------------
* Incorporated by reference to the Company's Registration Statement on Form S-3, filed with the Commission on April 8, 1996 (Commission File No. 333-03414).

ITEM 17.  UNDERTAKINGS.

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Totowa, State of New Jersey on the 3rd day of September, 1997.

                                      GLASGAL COMMUNICATIONS, INC.


                                      By: /S/ ISAAC J. GAON
                                          -------------------------------------
                                          Isaac J. Gaon
                                          Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints RALPH GLASGAL and ISAAC J. GAON, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                      TITLE                          DATE
       ---------                      -----                          ----

/S/ RALPH GLASGAL
------------------------         Chairman of the Board
Ralph Glasgal                    and President                 September 3, 1997

/S/ ISAAC J. GAON
------------------------         Chief Executive Officer
Isaac J. Gaon                    and Director (principal       September 3, 1997
                                 executive officer)

/S/ JOSEPH SALVANI
------------------------         Director
Joseph M. Salvani                                              September 3, 1997

/S/ ROBERT H. FRIEDMAN
------------------------          Director
Robert H. Friedman                                             September 3, 1997

/S/ MAURICE KULIK
------------------------          Director
Maurice Kulik                                                  September 3, 1997

/S/ THOMAS BERRY
------------------------          Director                     September 3, 1997
Thomas Berry

------------------------          Director                     September 3, 1997
David Milch

/S/ CHRISTOPHER CAREY
------------------------         Director                      September 3, 1997
Christopher Carey

/S/ JAMES M. CACI
------------------------         Chief Financial Officer
James M. Caci                    (principal financial and      September 3, 1997
                                 accounting officer)